UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2010

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 366-3452

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Item 5.02        Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On March 26, 2010, Industrial Services of America, Inc. (the "Company") and K&R, LLC ("K&R") entered into an agreement (the "Amendment") which amends a consulting agreement which the parties had entered into on January 2, 1998 (the "Prior Agreement").  Under the Prior Agreement, the Company engaged K&R as a consultant and retained the services of K&R management personnel to perform planning and consulting services with respect to the Company's businesses, including the preparation of business plans, proforma budgets, and assistance with general operational issues. The Prior Agreement provided for a term of ten years, with an automatic renewal for additional terms of one year on January 1 of each successive calendar year unless either party provides the other party with written notice of its intent not to renew at least six months prior to the expiration of the then existing term. The Company's Chief Executive Officer, Harry Kletter, is a member of Kletter Holding, LLC, which is the sole member of K&R. The Amendment increases the consulting fees from $240,000 per annum to $480,000 per annum.  The annual fee is payable in equal monthly installments of $40,000.  The Amendment otherwise ratifies the Prior Agreement in all respects.

In addition, on March 26, 2010, the Company entered into certain other agreements, the performance of each of which is subject to shareholder approval of certain issuances of shares of the Company's common stock ("Common Stock").  Those Agreements would do the following:

--     Amend and restate the employment agreement of Brian Donaghy ("Mr. Donaghy"), the Company's President and Chief Operating Officer, to (a) extend the term to June 30, 2015, and (b) provide for (i) an annual bonus based on the Company's achievement of certain return on net asset ("RONA") targets pursuant to incentive plans to be established by the Company, to be payable in cash or partly in Common Stock at the election of Mr. Donaghy, (ii) a bonus of up to 10,000 shares of Common Stock per annum based on the Company's achievement of certain RONA targets, and (iii) a one-time bonus of up to 150,000 shares of Common Stock based on the Company's achievement of certain 5 year RONA targets as measured on December 31, 2014;

--     Amend and restate the employment agreement of Steve Jones ("Mr. Jones"), the Company's Vice President of Operations -- ISA Alloys, to (a) extend the term to June 30, 2015, and (b) replace the annual bonus of a cash payment equal to 7.5% of the amount determined for each fiscal year of the segment profit of ISA Alloys minus selling, general and administrative expenses applicable to the ISA Alloys segment with (i) an annual bonus based on the Company's achievement of certain RONA targets pursuant to incentive plans to be established by the Company, to be payable in cash or partly in Common Stock, at the election of Mr. Jones, (ii) a bonus of up to 30,000 shares of Common Stock per annum based on the Company's achievement of certain RONA targets, and (iii) a one-time bonus of up to 150,000 shares of Common Stock based on the Company's achievement of certain 5 year RONA targets as of December 31, 2014;

--     Amend and restate the employment agreement of Jeffrey Valentine ("Valentine"), the Company's General Manager of ISA Alloys, to (a) extend the term to June 30, 2015, and (b) replace the annual bonus of a cash payment equal to 7.5% of the amount determined for each fiscal year of the segment profit of ISA Alloys minus selling, general and administrative expenses applicable to the ISA Alloys segment with (i) an annual cash bonus based on the Company's achievement of certain RONA targets pursuant to an incentive plan to be established by the Company, (ii) a bonus of up to 30,000 shares of Common Stock per annum based on the Company's achievement of certain RONA targets, and (iii) a one-time bonus of up to 50,000 shares of Common Stock based on the Company's achievement of certain 5 year RONA targets as of December 31, 2014;

--     Enter into an asset purchase agreement with Venture Metals, LLC ("Venture") pursuant to which the Company will issue to Venture 200,000 shares of Common Stock and pay Venture $1,348,942.41 in cash, in exchange for Venture's customer lists, the Venture name, Venture's goodwill, Venture's execution of a noncompete agreement, and Venture's agreement to cause Mr. Jones and Mr. Valentine to provide the company with noncompete agreements.  Venture is owned by Mr. Jones and Mr. Valentine.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: April 2, 2010	By:	/s/ Alan L. Schroering
Alan L. Schroering
Chief Financial Officer